EXHIBIT (a)(1)(F)

Offer to Purchase for Cash

Up to 75,000,000 Shares of its Common Stock

at a Purchase Price not greater than $38.75
nor less than $35.00 per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 28, 2007, UNLESS THE OFFER IS EXTENDED

      To Participants in the Harbor Federal Savings Bank Employee Stock Ownership Plan:

      National City Corporation (the “Company”) has announced an offer to purchase for cash up to 75,000,000 shares (or such lesser number of shares as are properly tendered and not properly withdrawn) of its common stock, $4.00 par value per share (the “Shares”), at a price not greater than $38.75 nor less than $35.00 per Share, net to the seller in cash less any applicable withholding taxes, without interest (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.

      As a participant in the Harbor Federal Savings Bank Employee Stock Ownership Plan (the “Harbor ESOP”), you may direct the trustee to tender Shares that are held in your Harbor ESOP account at First Bankers Trust Services, Inc. (the “First Bankers Trust”). If you do not wish to direct the tender of any portion of the Shares in your Harbor ESOP account, you do not need to take any action. If you would like to direct the tender of some or all of the Shares held in your Harbor ESOP account in response to the Offer, you must follow the instructions set forth below.

      The Offer. The Company will select the lowest purchase price (the “Purchase Price”) that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 75,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn pursuant to the Offer. The Company will pay the same Purchase Price for all Shares purchased in the Offer. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased, subject to the conditions of the Offer and the “odd lot,” proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 75,000,000 Shares pursuant to the Offer, subject to compliance with applicable law.

      Providing Tender Instructions. In order to direct the tender of any portion of your Shares, you must return the enclosed Instruction Form to First Bankers Trust at the address or fax number provided so that it is received no later than Midnight, New York City time, on Friday, February 23, 2007. First Bankers Trust will collect and tabulate all Instruction Forms received for Harbor ESOP participants. Based on the properly completed Instruction Forms received by the deadline, all participant instructions will be combined and submitted in one or more Letters of Transmittal, as necessary, on behalf of all Harbor ESOP participants who timely elected to tender a portion of their Shares.

      You must use the attached Instruction Form to properly direct the tender of Shares that are held in your Harbor ESOP account. You cannot use the Letter of Transmittal to direct the tender of Shares under the Harbor ESOP. If you hold Shares outside of the Harbor ESOP, however, and wish to tender those Shares, you must comply with the procedures described in the Letter of Transmittal and the Offer to Purchase for your Shares outside of the Harbor ESOP, and submit an Instruction Form for Shares you hold in your Harbor ESOP account. You should also read the Offer to Purchase and Letter of Transmittal carefully before making any decision regarding the Offer.

      Please note the following:
      1. If First Bankers Trust has not received your Instruction Form at least three business days before the expiration of the Offer, First Bankers Trust will not tender any Shares held in your Harbor ESOP account. The Offer, withdrawal rights and proration period will expire at Midnight, New York City time, on Wednesday, February 28, 2007, unless the expiration date of the Offer is extended. Consequently, to allow time for processing, your Instruction Form must be received by First Bankers Trust no later than Midnight, New York City time, on Friday, February 23, 2007, unless the Offer is extended by the Company.
      2. Shares held in your Harbor ESOP account may be tendered at prices not greater than $38.75 and not less than $35.00 per Share.
      3. First Bankers Trust will not tender any Shares unless such tender is permitted by applicable law and First Bankers Trust determines that such tender is consistent with its fiduciary duties under the Employee Retirement Income Security Act (“ERISA”). For example, First Bankers Trust is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the Company’s common stock. Accordingly, if you elect to tender Shares at a price that is lower than the closing price of the Company’s common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than the closing price of the Company’s common stock on the New York Stock Exchange on the date the Offer expires. This could result in some or all of the Shares you have elected to tender not being purchased in the Offer. If the closing price of the Company’s common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of the Shares you have elected to tender will be tendered and your tender will be deemed to have been withdrawn.
      4. First Bankers Trust will tender Shares in the Harbor ESOP that have not been allocated to an individual account in the same proportion and at the same prices as it tenders Shares for which it has received participant directions, provided such tenders are permitted by applicable law and First Bankers Trust determines that such tenders are consistent with its fiduciary duties under ERISA.
      5. The Offer is for up to 75,000,000 Shares, constituting approximately 12% of the outstanding Shares of the Company as of December 31, 2006. The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions described in the Offer to Purchase.
      6. The Company’s Board of Directors has approved the making of the Offer. However, none of the Company, the Company’s Board of Directors or First Bankers Trust is making any recommendation whether you should direct First Bankers Trust to tender or to refrain from tendering your Shares or at what purchase price you should choose to direct the tender of your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. The Company’s directors and executive officers have informed the Company that they do not intend to tender Shares pursuant to the Offer.
      7. Tendering participants will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their Shares. Tendering participants will not be obligated to pay any stock transfer taxes on the transfer of Shares pursuant to the Offer.
      8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct First Bankers Trust to tender the Shares held in your Harbor ESOP account, and you subsequently decide to change your instructions or withdraw your tender of Shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by First Bankers Trust on or before Midnight, New York City time, on Friday, February 23, 2007, three business days before the expiration of the Offer, unless the offer is extended. The Offer is scheduled to expire at Midnight, New York City time, on Wednesday, February 28, 2007. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender Shares will be deemed canceled. If your new Instruction Form directed First Bankers Trust to withdraw from tender the Shares held in your Harbor ESOP account, you may later re-tender those Shares by submitting a new Instruction Form so long as it is received by First Bankers Trust on or before three business days before the expiration of the Offer.

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      9. For administrative purposes, participants who direct the tender of all or a portion of their Shares will not be able to direct the disposition of the tendered portion of their Shares, or request a distribution that relates to the tendered portion of their Shares, at any time from the beginning of the business day prior to the Expiration Date of the Offer (i.e., February 28, 2007, unless the Offer is extended) until Midnight, New York City time, on the business day following the date the Company gives oral or written notice to the Depositary of its acceptance of Shares for payment in the Offer.
      Participants whose tender instruction is accepted by the Company will continue to be prohibited from directing the disposition of the tendered portion of their Shares, and will be prohibited from requesting a distribution that relates to the tendered portion of their Shares, until the Harbor ESOP receives the proceeds from the Offer.
      You should evaluate the appropriateness of your current investment decisions in light of the foregoing limitations.
      Participants who submit a tender instruction for only a portion of their Shares will only be subject to the limitations described above as they relate to the tendered portion of their Shares.
      Participants who do not submit a tender instruction for any portion of their Shares will not be subject to the limitations described above.
      10. If you tender Shares and such Shares are accepted, the tender proceeds will be deposited into your Harbor ESOP account.
      11. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from your Harbor ESOP account may be adversely affected by a tender and sale of Shares within the Harbor ESOP. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a plan including Shares of the Company’s stock that have increased in value from the price at which they were acquired by the plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called “net unrealized appreciation,” until you sell those Shares. When the Shares of the Company’s stock are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the plan and which may be a higher rate for certain participants. If Shares credited to your individual plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the Shares of the Company’s stock purchased by the Company in the Offer. You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.
      Unless you direct First Bankers Trust on the enclosed Instruction Form to tender the Shares held in your Harbor ESOP account, no Shares will be tendered.
      If you wish to tender any of your Shares, complete the Instruction Form and return it to First Bankers Trust at one of the addresses or the fax number listed below:
FIRST BANKERS TRUST SERVICES, INC.

By Mail:	By Courier:	By Hand:
P.O. Box 4005 Quincy, IL 62305-4005	2321 Kochs Lane Quincy, IL 62305-4005	2321 Kochs Lane Quincy, IL 62305-4005
By Facsimile Transmission: (217) 228-8039

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Harbor Federal Savings Bank Employee Stock Ownership Plan
INSTRUCTION FORM
      Please indicate the number of Shares you wish to tender from your account. Check only one box. If more than one box is checked or if no box is checked, the Shares will not be properly tendered.
☐ Tender                     Shares.

☐	Tender all Shares. Please note that by checking this box you are also authorizing the tender of any additional Shares that may be purchased for your account in the Harbor ESOP prior to the Expiration Date.
      The method of delivery of this document is at the option and risk of the tendering stockholder. In all cases, sufficient time should be allowed to assure delivery.
PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES
ARE BEING TENDERED (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)
BOX A
SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER
(SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

☐	I want to maximize the chance of having the Company accept for purchase all of the Shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the boxes in Box B, I hereby direct the trustee to tender Shares at, and am willing to accept, the purchase price determined by the Company in accordance with the terms of the Offer. This action could result in receiving a price per Share as low as $35.00.
BOX B
SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER
(SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)
      By checking one of the boxes below instead of the box under Box A, “Shares Tendered at Price Determined Pursuant to the Tender Offer,” I hereby direct the tender of Shares at the price checked. This action could result in none of the Shares being purchased if the purchase price determined by the Company for the Shares is less than the price checked below. A participant who desires to direct the tender of Shares held in his or her Harbor ESOP account at more than one price must complete a separate Instruction Form for each price at which Shares are tendered. The same Shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.
      Price (in Dollars) per Share at Which Shares are Being Tendered. Check the appropriate box to indicate the tender price, not to be less than $35.00 and not to exceed $38.75.

☐ $35.00	☐ $36.25	☐ $37.50
☐ $35.25	☐ $36.50	☐ $37.75
☐ $35.50	☐ $36.75	☐ $38.00
☐ $35.75	☐ $37.00	☐ $38.25
☐ $36.00	☐ $37.25	☐ $38.50
☐ $38.75
      Check the appropriate box above or, alternatively, check the box below under Box A, “Shares Tendered at Prices Determined Under the Tender Offer.” Unless you check the box under Box A, if you do not check one and only one of the boxes above, you will not have validly tendered your Shares.

YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES UNLESS
YOU COMPLETE ONE AND ONLY ONE OF BOX A OR BOX B

Participant Name:
Participant Address:
Signature of Participant:
Dated: , 2007

Social Security Number:
Daytime Telephone Number: ( )
CONDITIONAL TENDER
(SEE INSTRUCTION 6 TO THE LETTER OF TRANSMITTAL)
      A participant may direct the tender of Shares subject to the condition that a specified minimum number of the participant’s Shares tendered pursuant to this Instruction Form must be purchased by the tendering participant if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless the minimum number of Shares indicated below is purchased from the tendering participant by the Company in the Offer, none of the Shares tendered by such participant will be purchased. It is the responsibility of the tendering participant to calculate that minimum number of Shares that must be purchased from the tendering participant if any are purchased, and the Company urges participants to consult their own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	Minimum number of Shares that must be purchased from the tendering participant, if any are purchased is:
                                         Shares.
      If, because of proration, the minimum number of Shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering participant must have tendered all of his or her Shares and, if true, checked the following box:
☐ The tendered Shares represent all Shares held by the undersigned.
Note: This Instruction Form must be completed and signed if Shares held in the Harbor ESOP are to be tendered. If the form is not signed, the direction indicated will not be accepted. Please return this instruction form to First Bankers Trust, using the preaddressed reply envelope provided or via fax or via overnight delivery as indicated in your materials. Your Instruction Form must be received by First Bankers Trust by Midnight, New York City time, on Friday, February 23, 2007.
Your decision whether or not to have your Harbor ESOP account Shares tendered will be kept confidential.